December 2014 Pricing Sheet dated December 10, 2014 relating to Amendment No.1 to Preliminary Terms No. 23 dated December 5, 2014 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Value of the S&P GSCI™ Brent Crude Index - Excess Return due August 15, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – DECEMBER 10, 2014
Issuer:	Morgan Stanley
Maturity date:	August 15, 2016
Underlying commodity index:	S&P GSCI™ Brent Crude Index - Excess Return
Aggregate principal amount:	$13,857,000
Payment at maturity:
•   If the final index value is greater than the initial index value:
$1,000 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•   If the final index value is less than or equal to the initial index value:
$1,000 x the index performance factor
Under these circumstances, this amount will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	150%
Maximum payment at maturity:	$1,315 per PLUS
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	524.7219, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the valuation date
Valuation date:	August 10, 2016, subject to adjustment for non-index business days and certain market disruption events
Index performance factor:	final index value / initial index value
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	December 10, 2014
Original issue date:	December 15, 2014 (3 business days after the pricing date)
CUSIP:	61762GCP7
ISIN:	US61762GCP72
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$951.40 per PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees	Proceeds to issuer(4)
Per PLUS	$1,000	$20(2)
		$5(3)	$975
Total	$13,857,000	$346,425	$13,510,575
(1)
The actual price to public and agent’s commissions and fees for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $991.25 per PLUS.  Please see “Syndicate Information” in the accompanying preliminary terms.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $20 for each PLUS they sell.  For additional information, see“Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each PLUS.
(4)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 23 dated December 5, 2014

Prospectus Supplement for PLUS dated November 19, 2014    Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.